Exhibit 99.1

Badger Meter Reports First Quarter Results

MILWAUKEE--(BUSINESS WIRE)--April 18, 2011--Badger Meter, Inc. (NYSE: BMI) today reported results for the first quarter ended March 31, 2011.

First Quarter 2011 Highlights

  Net sales were $57,359,000 for the first quarter of 2011, a 7.2% decrease from sales of $61,799,000 for the first quarter of 2010.
  Net earnings were $3,260,000 for the first quarter of 2011, a 39.1% decrease from net earnings of $5,352,000 for the first quarter of 2010.
  Diluted earnings per share were $0.22 for the first quarter of 2011, a 38.9% decrease from earnings per share of $0.36 for the first quarter of 2010.

Operations Review

“This was a challenging quarter for Badger Meter. Increased sales of manually read water meters and specialty products were not enough to offset lower sales of automatic meter reading (AMR) and advanced metering infrastructure (AMI) technology products. In addition, our profit margin was affected by higher copper costs and product mix,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. The first quarter 2011 results include the Cox Flow Measurement products and services acquired in April 2010, and Remag AG, acquired in January 2011.

Meeusen said several factors contributed to the lower sales. “We are seeing a slowing of the decision-making process in the municipal water market as discussions about potential spending cutbacks continue at the local, state and federal levels, and we believe some customers are waiting for the release of the new Badger® ORION® SE two-way fixed network system. The severe winter in the Midwest and Northeast also impacted our sales. Municipal budgets were strained by snow removal costs and meter installations declined as manpower was shifted to plowing operations. Other factors affecting first quarter sales included the continued lag in housing starts and tightness in the municipal bond market,” said Meeusen.

“The gross profit margin was 35.6% for the first quarter of 2011, compared to 37.6% for the first quarter of last year. The margin was affected by continued increases in copper and other commodity costs, and higher sales of manually read water meters which have lower margins than our AMR and AMI technology products. The price increase we implemented January 1 will take some time to flow through the sales cycle, but we expect to benefit from the increase in future quarters,” said Meeusen.

He said the groundbreaking new ORION® SE Advanced Metering Analytics (AMA) system introduced in February has received excellent feedback from customers. This is the first system in the market created specifically for water and gas utilities that combines powerful analytics-based software with next-generation, two-way fixed network technology. The system is comprised of ORION® SE two-way fixed network technology, ReadCenter® Analytics software and Badger Meter’s line of highly accurate and reliable meters and encoders. “We expect limited sales of the new system in the second quarter, with the full rollout scheduled for the third quarter,” he added.

In addition to ORION® SE, other recently-introduced products include a new line of industrial oval gear meters designed for high-viscosity and corrosive liquids, an ultra high-pressure Research Control® valve for industrial applications and a new battery-operated electromagnetic flow meter that is ideal for remote settings and applications without access to power. “We continue to invest in new products and technologies that further enhance our capabilities and meet ever-evolving customer needs,” added Meeusen.

Summary

“While we are disappointed with the slowdown in the municipal water market, we believe this is a temporary occurrence that will improve as the year progresses. We are seeing a strengthening of orders and margins as we move into the second quarter which we hope will continue. Our outlook for the long-term future of our business remains very positive and is driven by fundamental factors including water conservation and our customers’ need for decision-making information that enables them to further increase productivity and revenue,” added Meeusen.

Annual Shareholders’ Meeting

Badger Meter’s 2011 annual meeting of shareholders will be held at 8:30 a.m. on Friday, April 29, 2011 at the Milwaukee Club, 706 N. Jefferson Street, Milwaukee, Wisconsin.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2011 first quarter results on Tuesday, April 19, 2011, at 10:00 a.m. Central/11:00 a.m. Eastern time.

Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-679-8037 and entering the passcode 62837110. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PR77B4U87. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Tuesday, April 26, by dialing 1-888-286-8010 and entering the passcode 28248624. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter’s core competency is flow measurement solutions. The company is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies developed both internally and with other technology companies. Badger Meter products are used in a wide variety of applications, including water, oil and chemicals.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and the new advanced metering analytics (AMA) systems that offer a complete solution to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the timing and impact of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI/AMA systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI/AMA products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Three Months Ended March 31,
(Unaudited)
	2011	2010

Net sales	$57,359,000	$61,799,000
Cost of sales	$36,922,000	$38,590,000
Gross margin	$20,437,000	$23,209,000
Selling, engineering and administration	$15,199,000	$14,463,000
Operating earnings	$5,238,000	$8,746,000
Interest expense	$112,000	$100,000
Earnings before income taxes	$5,126,000	$8,646,000
Provision for income taxes	$1,866,000	$3,294,000

Net earnings	$3,260,000	$5,352,000
Earnings per share:
Basic	$0.22	$0.36
Diluted	$0.22	$0.36
Shares used in computation of earnings per share:
Basic	14,938,758	14,892,254
Diluted	15,058,232	15,002,810

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
Assets	(unaudited)

Cash	$ 2,317,000	$3,089,000
Receivables	37,864,000	40,429,000
Inventories	52,501,000	48,316,000
Other current assets	7,470,000	5,503,000

Total current assets	100,152,000	97,337,000

Net property, plant and equipment	67,936,000	66,088,000
Intangible assets, at cost less accumulated amortization	35,369,000	34,170,000
Other long-term assets	7,660,000	9,107,000
Goodwill	9,162,000	9,162,000

Total assets	$220,279,000	$215,864,000

Liabilities and Shareholders’ Equity

Short-term debt	$ 14,014,000	$ 12,878,000
Payables	11,409,000	11,159,000
Accrued compensation and employee benefits	6,668,000	7,143,000
Other liabilities	2,769,000	1,499,000

Total current liabilities	34,860,000	32,679,000

Long-term employee benefits and other	14,520,000	14,802,000
Shareholders’ equity	170,899,000	168,383,000

Total liabilities and shareholders’ equity	$220,279,000	$215,864,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702